Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

By and Between:

ALTA MESA HOLDINGS, LP,

as the “Agent”

and

KINGFISHER MIDSTREAM, LLC,

as the “Company”

February 9, 2018

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5.8	Notices	15
5.9	Severability of Provisions	15
5.10	Governing Law	15
5.11	Consent to Jurisdiction	15
5.12	WAIVER OF JURY TRIAL	16
5.13	Proprietary Information	16
5.14	Confidentiality	17
5.15	Further Assurances	18
5.16	Advice of Counsel	18
5.17	Counterparts	18

ANNEX I INSURANCE

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MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (as the same may be amended, restated or otherwise modified, this “Agreement”) is made and entered into as of the 9th day of February, 2018 (the “Effective Date”), by and between Alta Mesa Holdings, LP, a Texas limited partnership (the “Agent”), and Kingfisher Midstream, LLC, a Delaware limited liability company (the “Company”). The Agent and the Company are referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Agent and the Company are both subsidiaries of SRII Opco, LP, a Delaware limited partnership (the “Parent”);

WHEREAS, the Company is party to an Operating Transition Services Agreement (the “TSA”) with Asset Risk Management, LLC (“ARM”) pursuant to which ARM is providing certain services to the Company;

WHEREAS, during the Term (as defined herein), the Company desires to engage the Agent to provide or cause to be provided certain administrative, management and operational services necessary to manage the Business (as defined herein) of the Company and its subsidiaries (collectively, the “Company Group”), and the Agent is willing to render such administrative, management and operational services, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement (including the recitals hereof), the following terms shall have the respective meanings assigned to them in this Section 1.1:

“Affiliate” of any specified entity means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” has the meaning given to such term in the Preamble.

“Agreement” has the meaning given to such term in the Preamble.

“Assets” means the gathering system of the Company and any other assets acquired by the Company.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Bankruptcy Event” means, when used with respect to a Person, that (a) such Person has (i) applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admitted in writing its inability to pay its debts as such debts become due, (iii) made a general assignment for the benefit of its creditors, (iv) commenced a voluntary case under the Bankruptcy Code, (v) filed a petition seeking to take advantage, as a debtor, of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) failed to controvert in a timely and appropriate manner, or acquiesced in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code; or (b) a proceeding or case has been commenced without the application or consent of such Person in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of its debts, or (ii) the appointment of a trustee, receiver, custodian or the like of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up or the composition or readjustment of its debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more consecutive days.

“Business” means the business of the Company Group.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of Texas are authorized or required to close for the general transaction of banking business.

“Claim” has the meaning given to such term in Section 2.9(a).

“Company” has the meaning given to such term in the Preamble.

“Company Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 9, 2018, including all schedules and annexes thereto, as the same may be amended, restated, or otherwise modified from time to time.

“Company Group” has the meaning given to such term in the Recitals.

“Confidential Information” has the meaning given to such term in Section 5.14.

“Damages” has the meaning given to such term in Section 2.9(a).

“Disclosing Party” has the meaning given to such term in Section 5.14.

“Effective Date” has the meaning given to such term in the Preamble.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets or an environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or liability to the Company; or (c) curtailment of service on the Assets.

“Exculpatee” has the meaning given to such term in Section 2.7(a).

“Force Majeure” means any cause or causes beyond the reasonable control of a Party that prevents or hinders the Party from performing its duties, obligations and services under this Agreement, including: (i) acts of God, (ii) landslides, lightning, earthquakes, tornadoes, named tropical storms and hurricanes, flood, fire or explosion, (iii) war or threat of war (declared or undeclared), invasion, riot, terrorist attack or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, and (ix) shortage of adequate power or transportation facilities.

“Fundamental Change” means, with respect to an entity, the sale of such entity, in one transaction or a series of related transactions, whether structured as (a) a sale or other transfer of all or substantially all of the equity securities of the entity (including by way of merger, consolidation, share exchange, or similar transaction), (b) the sale or other transfer of all or substantially all of the assets of the entity promptly followed by a dissolution and liquidation of the entity, (c) the sale of all or substantially all of the Assets or (d) a combination of any of the foregoing.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnitee(s)” has the meaning given to such term in Section 2.9(a).

“Initial Term” has the meaning given to such term in Section 4.1.

“Intellectual Property Rights” has the meaning given to such term in Section 5.13(b).

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Authority.

“Management Fee” has the meaning given to such term in Section 3.1.

“Parties” has the meaning given to such term in the Preamble.

“Party” has the meaning given to such term in the Preamble.

“Penalty Rate” has the meaning given to such term in Section 3.4.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Proprietary Information” means any patent, copyright and other intellectual property rights in the methodologies, processes, models, strategic plans and other information about the disclosing Party’s business, industry, products and services, plans, specifications, operation methods, pricing, costs, techniques, manuals, know-how and other intellectual property, in written, oral or other tangible form, provided by one Party to another Party or its representative.

“Receiving Party” has the meaning given to such term in Section 5.14.

“Renewal Term” has the meaning given to such term in Section 4.1.

“Representatives” has the meaning given to such term in Section 5.14.

“Services” has the meaning given to such term in Section 2.2.

“Term” means the period commencing on the Effective Date and ending on the termination or expiration of this Agreement.

“Third Party” means any Person that is not a Party.

“Work Product” has the meaning given to such term in Section 5.13(b).

1.2 Interpretation. In this Agreement, except to the extent the context otherwise requires: (a) any reference to an Article, a Section, a Schedule or an Annex is a reference to an article or section hereof, or a schedule or an annex hereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (b) the words “hereof”, “herein”, “hereto”, “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (c) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (d) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation;” (e) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; (f) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (g) any table of contents, captions and headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement; and (h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

ARTICLE 2

SERVICES

2.1 Engagement. On the terms and subject to the conditions and qualifications set forth in this Agreement, the Company hereby engages Agent, acting directly or through its Affiliates and their respective employees, agents, contractors or independent Third Parties, and Agent hereby accepts such engagement, to provide Services to the Company Group.

2.2 Services. Except as otherwise limited by this Agreement or the Company Agreement, the Agent shall, in accordance with the standards set forth in Section 2.6, take all appropriate actions on behalf of the Company Group to supervise and administer the business, operations and affairs of the Company Group, including the following matters (in each case, as directed and supervised by the Company) (collectively, the “Services”), but explicitly excluding the services that ARM is providing to the Company pursuant to the TSA:

(a) establishing and maintaining the books and records, including accounting, contract and other records and files necessary and appropriate for the proper conduct by the Company Group of its business and operations (including keeping a full and complete accounting of all revenues and income of the Company Group, costs incurred by or on behalf of the Company Group and costs incurred by or on behalf of the Agent in connection with the performance by the Agent of the Services);

(b) Monitor the receipts, income and expenditures of the Company Group;

(c) Provide, or arrange for Third Party professionals, Third Party service providers, and legal, human resources, land, operations, purchasing, communications, information system, technical and other services as may be necessary to properly carry on the business and operations of the Company Group;

(d) Supervise, manage, direct and operate all aspects of the day-to-day management and administration of the Company Group;

(e) Supervise, manage and administer activities necessary for the Company Group to comply with and perform all of the Company Group’s obligations, responsibilities and covenants under any agreement binding upon the Company Group;

(f) Provide such clerical, bookkeeping, and contract administration services as are necessary and appropriate for the conduct of the Company Group’s business;

(g) File, or cause to be filed, all necessary or appropriate filings with federal, state and local authorities under Applicable Law to maintain the Company Group’s existence, its qualification to do business, and its registration under any assumed or fictitious name;

(h) File and record, or cause to be filed and recorded, such documents and papers as are necessary and appropriate to evidence the Company Group’s ownership of any of its assets;

(i) Give and receive notices, execute drawdown certificates, furnish required reports and information and monitor compliance on behalf of the Company Group as required or permitted by any agreement binding upon the Company Group;

(j) Assist in the making of all filings and in the obtaining of all licenses, permits and approvals from any Governmental Authority as may be necessary or appropriate under Applicable Law in connection with the operations or business of the Company Group and submit any application, filing or notice for the renewal of any existing licenses or permits;

(k) Administer the Company Group’s performance of its obligations under any agreement binding upon the Company Group;

(l) Review and provide support for the implementation of the Company Group’s insurance program, including obtaining and maintaining for the Company Group all insurance required to be maintained by the Company Group, conducting periodic risk management surveys of the operations of the Company Group, handling all claims and insuring proper collection for any insurance coverage, and providing copies of policies, endorsements, inspections, claims, quotes and other reports or documentation related to the Company Group;

(m) Review the provision of services by the Company Group’s accountants, including the examination by such accountants of the financial records and statements of the Company Group;

(n) Make such reports and recommendations to the officers of the Company Group, including concerning the performance of the independent accountants, as the officers of the Company Group may reasonably request or deem appropriate;

(o) File, or cause to be filed, with the appropriate Governmental Authorities, all required federal, state, and local tax returns for the Company Group including cooperating with professional service providers engaged by the Company Group, providing the Company with drafts of each income tax return twenty (20) days prior to the last date on which such tax return can be timely filed and each other tax return five (5) days prior to the last date on which tax return can be timely filed, for the Company’s review and approval, informing the Company in a timely manner of any tax issues that arise and meeting the tax information and tax return reporting deadlines;

(p) Make available such information regarding the Company Group, and available to the Agent, as may be requested by the officers of the Company Group, or the Company Group’s attorneys;

(q) Provide such assistance to the Company Group’s counsel and auditors as generally may be required to properly carry on the business and operations of the Company Group;

(r) Assist in the representation of the Company Group before any Governmental Authority; and

(s) Perform such other acts which are necessary or appropriate to carry out its obligations hereunder.

Notwithstanding anything to the contrary in this Agreement, the Agent shall not be obligated to provide any Services the provision of which would violate any Laws.

2.3 Limitation on Powers and Duties. Notwithstanding the provisions of Sections 2.1 and 2.2, without the prior approval of the Company (such approval to be provided or withheld in accordance with the terms of the Company Agreement), the Agent shall not:

(a) amend, change or modify this Agreement;

(b) initiate any claim or lawsuit by any member of the Company Group; or

(c) commence on behalf of any member of the Company Group, or cause any member of the Company Group to commence, any Bankruptcy Event, reorganization, arrangement, insolvency, or receivership proceeding under the laws of the United States of America or any other country or any state or province thereof.

2.4 Independent Contractor Status. Notwithstanding anything in this Agreement to the contrary, (a) the relationship of the Agent to the Company Group shall be and remain that of an independent contractor; (b) neither the Agent, any of its Affiliates nor any of their respective directors, managers, officers, employees or agents shall be deemed to be an employee of the Company Group; and (c) nothing herein shall be deemed or construed to create an agency, partnership, joint venture or similar relationship under applicable state Law between the Agent, on the one hand, and the Company Group, on the other hand, or to cause any Party to be responsible in any way for the debts and obligations of the other Party. All debts and liabilities to Third Parties required or permitted to be incurred by the Agent under this Agreement in the course of providing the Services shall be the debts and liabilities of the Company Group, and the Agent shall not be liable for any such obligations by reason of providing Services on behalf of the Company Group. Nothing stated in this Agreement shall operate to create any special or fiduciary duty between the Parties. At all times during the performance of Services by the Agent, all persons performing such Services who shall be in the employ or under the control of the Agent or its Affiliates (including employees, agents, contractors, temporary employees and consultants), shall not be deemed, solely because of the provision of such Services, to be an employee of the Company and shall not be entitled to any payment, benefit or perquisite directly from the Company on account of such Services, including participation in any employee benefit and pension plans maintained by the Company or any Affiliate of the Company.

2.5 Performance of Services by Affiliates; Retention of Professionals. Subject to the limitations of Sections 2.1, 2.2 and 2.3, (a) in discharging its obligations hereunder, the Agent may engage any of its Affiliates or any Third Party professionals and other service providers to perform Services on its behalf and (b) the Company hereby appoints the Agent during the Term to act as its agent in connection with the Company Group’s retention of any such Third Party professionals and other service providers which, as determined by the Agent in its discretion, are needed to perform the Services; provided, however, that Agent shall be responsible for Services rendered by its Affiliates, Third Party professionals or other service providers. All costs or fees payable to such Affiliates, professionals and other service providers shall be borne by the Company Group.

2.6 Standard of Care. In supervising, administering and managing the business and affairs of the Company Group pursuant to this ARTICLE 2, the Agent shall perform all of its duties in accordance with reasonable and prudent practices, as relevant to the Services, of the oil and gas industry, and in material compliance with all applicable Laws and the terms of this Agreement. Agent will (a) maintain separate accounts, financial statements, books and records from those of the Company Group and (b) prevent any funds or accounts of the Company Group from being commingled with the funds or accounts of Agent.

2.7 Exculpation.

(a) Neither the Agent, its Affiliates, nor its or their respective partners, members, officers, directors, managers, employees or agents (individually and collectively referred to as an “Exculpatee”), shall be liable, responsible, or accountable in damages or otherwise to the Company Group, or its owners, members, employees, agents or assigns, for any action taken or failure to act (EVEN IF SUCH ACTION OR FAILURE TO ACT CONSTITUTED THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE AGENT OR SUCH EXCULPATEE) in connection with the Services provided hereunder, unless such act or failure to act was the result of fraud, willful misconduct or gross negligence on the part of the Exculpatee. The Exculpatees shall have no liability whatsoever under this Agreement for failing to act (or limiting its actions) hereunder, and no obligation to provide any Services.

(b) IN NO EVENT SHALL THE EXCULPATEE EVER BE LIABLE TO ANY SUCH PERSON OR ENTITY, OR ANY OTHER PARTY UNDER THIS AGREEMENT OR IN CONNECTION WITH SERVICES PROVIDED HEREUNDER, FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE, UNLESS SUCH PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE ARE CLAIMED BY A THIRD PARTY AND SUCH DAMAGES TO SUCH THIRD PARTY WERE THE RESULT OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF SUCH EXCULPATEE. TO THE EXTENT PERMITTED BY LAW, THE COMPANY HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, §§ 17.41, ET. SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE (OTHER THAN SECTION 17.555). The exculpation provided by this Section 2.7 shall continue as to an Exculpatee who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Exculpatees.

2.8 Indemnification; Disclaimer.

2.9 Without limiting Section 2.7:

(a) THE COMPANY SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE AGENT AND ITS OWNERS, OFFICERS, MEMBERS, MANAGERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (IN THIS SECTION 2.8 SOMETIMES INDIVIDUALLY REFERRED TO AS AN

“INDEMNITEE” AND COLLECTIVELY AS THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, EXPENSES, DAMAGES, JUDGMENTS, FINES, SETTLEMENTS AND OTHER AMOUNTS (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) (COLLECTIVELY, THE “DAMAGES”) ARISING FROM ANY CLAIMS, DEMANDS, ACTIONS, SUITS OR PROCEEDINGS, CIVIL, CRIMINAL, ADMINISTRATIVE OR INVESTIGATIVE (EACH, A “CLAIM”), IN WHICH THE INDEMNITEE IS OR MAY BE INVOLVED, OR THREATENED TO BE INVOLVED, AS A PARTY OR OTHERWISE, BY REASON OF OR IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE AGENT’S SERVICES HEREUNDER, INCLUDING CLAIMS FOR PERSONAL INJURY OR DEATH OF ANY PERSONS ARISING IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES; PROVIDED, HOWEVER, THAT NO INDEMNITEE SHALL BE INDEMNIFIED BY THE COMPANY FOR ANY ACTS OR OMISSIONS BY THE INDEMNITEE THAT CONSTITUTE FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF SUCH INDEMNITEE.

(b) THE PARTIES RECOGNIZE AND AGREE THAT AN INDEMNITEE MAY BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY GIVE RISE TO ORDINARY, CONCURRENT OR COMPARATIVE NEGLIGENCE, AND THIS SECTION 2.8 DOES NOT LIMIT ANY OTHER INDEMNIFICATION OBLIGATION THAT IS AVAILABLE TO THE INDEMNITEE. THE LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

(c) Expenses incurred by an Indemnitee in defending or investigating a threatened or pending Claim for which the Indemnitee seeks indemnification pursuant to this Section 2.8 shall be paid by the Company Group in advance of the final disposition of such Claim upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be finally determined that such Indemnitee is not entitled to be indemnified by the Company Group.

(d) The indemnification provided by this Section 2.8 shall continue as to an Indemnitee who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees.

(e) THE AGENT SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (i) RELATING TO THE SERVICES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (ii) RELATING TO THE RESULTS TO BE OBTAINED FROM THE SERVICES, AND (iii) THAT THE SERVICES ARE ERROR-FREE OR NON-INTERRUPTIBLE.

2.10 Responsibilities of the Company. The Company shall provide the Agent reasonable access to any data, information, materials and access to any systems or personnel that the Agent determines is reasonably necessary or appropriate for the Agent to perform the Services hereunder. To the extent the Agent shall have charge or possession of any of the Company Group’s assets in connection with the provision of the Services pursuant to this Agreement, the Agent shall (i) hold such assets in the name and for the benefit of the Company Group and (ii) separately maintain and not commingle such assets with any assets of the Agent or any other Person. The Company Group is solely responsible for the accuracy and completeness of any and all such data that it submits to the Agent. The Company shall, upon reasonable notice, give the Agent and its Affiliates reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises, including the Assets, to the extent reasonably necessary for the purposes of providing and receiving Services.

2.11 Changes to Services. Additions or changes to the Services listed in this ARTICLE 2 may be made at any time by amending the Agreement in accordance with Section 5.3. Such additions or changes, including any fees or fee adjustments related to such additions or changes, shall be agreed between the Parties before any work commences.

2.12 Document Retention. The Parties shall retain documents and other information relating to the Services for at least the time period that is required by applicable Law. Promptly following termination of this Agreement under Section 4.2, the Agent shall deliver to such Person as the Company may designate in writing, copies of all title files, division order files, well files, production records, equipment inventories, and production, severance, and ad valorem tax records pertaining to the assets of the Company Group and other information about the assets and operations of the Company Group reasonably requested by the Company (which are in the possession of the Agent).

ARTICLE 3

COMPENSATION AND EXPENSE REIMBURSEMENT

3.1 Management Fee. As consideration for the Services rendered by the Agent to the Company under this Agreement, the Company shall pay the Agent a management fee in the amount of $10,000 per month (the “Management Fee”). On or before the first day of each month during the Term, the Company shall remit to the Agent the Management Fee for such month; provided that with respect to the payment to be made for the first month of the Initial Term, the Company shall remit to the Agent, upon execution of this Agreement, the pro-rated portion of the Management Fee for such month for the period of time from and including the date hereof to the end of such month.

3.2 Expenses.

(a) In addition to the Management Fee, the Company shall be responsible for the following costs and expenses incurred by the Agent in providing the Services: (i) the proportionate, fully-burdened costs and expenses (as reasonably incurred by the Agent) of the

Agent’s employees, including any overtime, bonuses or incentive compensation and the costs of employee benefits (including workers compensation) provided to the Agent’s employees, with the proportionate share of such costs and expenses calculated based on the portion of an employee’s overall working time for Agent that the employee spent performing Services, (ii) all direct expenses incurred by the Agent in providing the Services and payable to Third Parties, (iii) reimbursement of properly incurred and allocated general and administrative overhead, and (iv) any other costs and expenses required to be reimbursed to the Agent by the Company pursuant to this Agreement or as actually incurred by the Agent in connection with its provision of the Services.

3.3 Use of Company Funds. Subject to the terms and conditions of this Agreement, the Agent will pay the costs incurred in performing the Services as they become due and payable by the applicable member of the Company Group, and all local, state and federal taxes incurred related thereto, from the applicable Company Group bank account(s), and the Agent will have the right to withdraw funds from such account(s) for such purposes. The Agent will not make any expenditure of, or otherwise use, any funds of any Company Group member, except for (a) expenditures contemplated by this Agreement and (b) expenditures required in the event of an Emergency.

3.4 Invoices; Penalty Rate. The Company Group agrees to pay interest at the rate of 10% per year (or the maximum rate permitted by applicable Law, whichever is less) for all amounts not paid within thirty (30) days from the date of the invoice therefor (the “Penalty Rate”).

3.5 Disputed Invoices.

(a) In the event that the Company disputes in good faith all or any portion of an invoice submitted by Agent for reimbursable expenses, other than expenses incurred in connection with an Emergency, the Company Group may withhold payment of the amount disputed by the Company in good faith and such withheld payments shall not be subject to the Penalty Rate; provided that the Company gives Agent written notice of its disagreement with the disputed amount, stating the reasons therefor in reasonable detail and providing supporting documentation as appropriate. If Agent agrees in writing with the Company, then the Company Group shall not be required to pay the disputed amount to Agent. The Agent and the Company shall endeavor in good faith to promptly settle any disputed amount. If any such amount withheld is subsequently determined by agreement of the Parties or otherwise to have been unjustifiably withheld, then the Company Group shall promptly pay Agent the amount withheld plus the Penalty Rate from the date that such amount should have been paid until the date of such payment.

(b) If, within twenty (20) days after receipt of any written exception pursuant to Section 3.5(a), the Company and Agent have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of Company or Agent may submit the dispute to an independent Third Party auditing firm that is mutually agreeable to the Company, on the one hand, and Agent, on the other hand. The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by the auditing firm shall be final and binding on the Parties and the Parties shall each be responsible for 50% of such auditing firm’s fees for such review and determination.

3.6 Taxes. In addition to all charges specified in this ARTICLE 3, the Company Group shall pay or reimburse the Agent for all state or local, sales and use taxes, or amounts levied in lieu thereof, based on charges set forth in this ARTICLE 3; provided, however, the Company Group shall have no responsibility for taxes imposed on the Agent’s net income by any taxing authority.

3.7 Audit Rights. At any time during the Term and for a period of one (1) year following the termination of this Agreement, the Company shall have the right, exercisable at its option and expense, to review and copy the records of the Company Group maintained by the Agent (so long as, with respect to any period following the Term, such records have not been delivered by the Agent pursuant to Section 2.12), and if necessary, to verify the performance by the Agent of its obligations under this Agreement, and to audit such records. This audit right may be exercised from time to time (but in no event more than once in any calendar quarter) during normal business hours upon reasonable notice to the Agent. The Company shall use its commercially reasonable efforts to conduct any such audit or examination in a manner that minimizes the inconvenience or disruption to the Agent.

3.8 Insurance. Throughout the Term, (a) the Company shall maintain, at its sole cost, insurance covering the Assets and the Business as a reasonably prudent owner or operator of assets similar to the Assets would maintain, and (b) the Agent shall maintain the insurance coverage set out on Annex I, and the Company shall reimburse the Agent for the portion of its insurance premiums attributable to such coverage. In each of the insurance policies required by this Section 3.8, the Party holding the insurance will waive and require its insurers to waive any right of subrogation or recovery against, and name as an additional insured, the other Party (and if applicable the Indemnitees). Upon a Party’s reasonable request, the other Party will deliver copies of all insurance policies and certificates of insurance required by this Section 3.8.

ARTICLE 4

TERM AND TERMINATION

4.1 Term. This Agreement shall commence on the Effective Date and continue in effect for an initial period of two years (the “Initial Term”). Thereafter, this Agreement shall automatically renew for additional consecutive one-year periods (each, a “Renewal Term”), unless terminated by either Party upon at least ninety (90) days written notice to the other Party prior to the end of the Initial Term or any Renewal Term.

4.2 Termination. Notwithstanding Section 4.1, this Agreement shall terminate upon the earliest to occur of the following:

(a) The mutual written agreement of the Parties, effective as of the date so mutually agreed;

(b) By election of the Company:

(i) upon the Agent’s material breach of this Agreement, if such breach is not remedied within sixty (60) days after the Agent’s receipt of the Company’s written notice thereof, or such longer period as is reasonably required to cure such breach; provided that the Agent commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and such breach is continuing at the time notice of termination is delivered to the Agent,

(ii) upon the occurrence of a Fundamental Change with respect to the Company or the Agent, or

(iii) upon the occurrence of a Bankruptcy Event with respect to either the Company or the Agent.

(c) By election of the Agent:

(i) upon the Company’s material breach of this Agreement, if such breach is not remedied within sixty (60) days after the Company’s receipt of the Agent’s written notice thereof, or such longer period as is reasonably required to cure such breach; provided that the Company commences to cure such breach within such 60-day period and proceeds with due diligence to cure such breach and such breach is continuing at the time notice of termination is delivered to the Company,

(ii) upon the failure of the Company to pay any Management Fee or, subject to Section 3.5, any expense to the Agent within ten (10) Business Days of its due date;

(iii) upon the occurrence of a Fundamental Change with respect to the Company, or

(iv) upon the occurrence of a Bankruptcy Event with respect to either the Company or the Agent.

4.3 Effect of Termination. If this Agreement is terminated in accordance with Section 4.2 above, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement, including as provided in Section 4.5; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination; and (c) the obligation to pay any portion of the Agent’s costs and expenses that has accrued prior to such termination, even if such portion has not become due and payable at that time.

4.4 Transition Obligations. For a period of not more than sixty (60) days after the termination of this Agreement, the Agent shall take all actions that the Company reasonably requests to effect the transition of the Services hereunder to a successor provider or providers of such services, as reasonably designated by the Company, in an orderly and expeditious manner.

4.5 Survival. Upon the termination or expiration of this Agreement, all amounts payable to the Agent pursuant to ARTICLE 3 (other than interest that accrues on unpaid amounts) shall cease to accrue. However, the Company Group shall (a) pay the Agent for all Services performed up through the termination or expiration date (including any transition period pursuant to Section 4.4) and (b) subject to Section 3.5, reimburse the Agent for all costs and expenses reimbursable pursuant to Section 3.4 that are incurred or are otherwise attributable to the period on or prior to the termination or expiration date (including any transition period pursuant to Section 4.4). The provisions of Sections 2.7, 2.8, 3.7 4.3, this Section 4.5, and ARTICLE 5 (other than Section 5.1) shall survive any termination or expiration of this Agreement indefinitely or for such shorter period provided in such Section.

ARTICLE 5

MISCELLANEOUS

5.1 Force Majeure. The obligations of a Party under this Agreement shall be suspended during the period and to the extent that the Agent is prevented due to a Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money incurred prior to the Force Majeure. The Party suffering a Force Majeure shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and shall exercise due diligence to end its inability to perform as promptly as practicable. Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved. The Term (including the Initial Term or Renewal Term, as applicable) shall be automatically extended for a period of time equal to the time lost by reason of the suspension not to exceed ninety (90) days.

5.2 Entire Agreement. This Agreement constitutes the complete and exclusive statement of agreement among, and supersedes all prior written and oral agreements or statements by and among, the Parties with respect to the subject matter herein. No representation, promise, inducement, statement or intention, condition or warranty has been made by or on behalf of either Party that is not set forth in this Agreement or the documents referred to herein.

5.3 Amendment. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement and executed by all of the Parties.

5.4 Waiver. The failure of either Party at any time or from time to time to require performance of the other Party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at any subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

5.5 Assignability. Neither Party may assign, delegate or transfer (by merger, operation of Law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, the Agent may assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate without the prior written consent of the Company; provided that no such assignment will relieve the Agent of its obligations under this Agreement. Any purported assignment, delegation, or transfer in contravention of this Section 5.5 shall be void and unenforceable. The foregoing provisions of this Section 5.5 are not intended to prohibit or restrict the Agent from engaging subcontractors or Affiliates to perform some or all of the Services; provided that the Agent shall remain fully responsible and liable for performance of any such Services as if such subcontracted activities had been performed directly by the Agent.

5.6 Parties in Interest. Except for Sections 2.7 and 2.8, the provisions of this Agreement are solely for the benefit of the Parties and their respective successors and permitted assigns, and are not intended to confer upon any other Person any third party beneficiary rights under this Agreement.

5.7 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

5.8 Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing. Notices may be given by personal delivery, by overnight courier, by electronic mail with acknowledgement of receipt requested or received, or by certified or registered United Sates mail, return receipt requested. Except as otherwise expressly provided herein, notice shall be deemed to have been given (a) if by personal delivery, on the date of delivery; (b) if by overnight courier, on the earlier of the date delivery is first attempted or the next Business Day after the same has been delivered to a reputable commercial overnight courier; (c) if by electronic mail, on the date of such transmission if sent by 5:00 p.m. (Houston time) on a Business Day, or if sent thereafter, on the next Business Day; and (d) if by certified or registered United States Mail, on the earlier of the date delivery is first attempted or three (3) Business Days after delivery to the United States Post Office, postage prepaid, return receipt requested. Notices shall be sent to the intended recipient at the addresses set forth below its signature on the signature page, or to the most recent addresses which the indented recipient has provided to the other parties for purposes of, and in accordance with, this Section 5.8.

5.9 Severability of Provisions. If any provision of this Agreement is held to be invalid, prohibited, or otherwise unenforceable by a court of competent jurisdiction, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed invalid, prohibited, or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be reformed, construed and enforced to the maximum extent permitted by applicable Law.

5.10 Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not expressly provided for therein), shall be governed by, and construed under, the internal laws of the State of Texas, without reference to conflicts of laws rules thereof.

5.11 Consent to Jurisdiction. Each Party irrevocably consents and agrees that any action, proceeding, or other litigation by or against any other Party or Parties with respect to any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby, shall be brought and tried exclusively in the federal or state courts located in the City of Houston, County of Harris, in the State of Texas, and any such legal action or proceeding may be removed to the aforesaid courts. By execution and delivery of the Agreement, each Party accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives (a) any objection which it may now or hereafter have to the laying of venue with respect any such action, proceeding, or litigation arising out of or in connection with this Agreement or the transactions contemplated hereby brought in the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding, or litigation brought before the aforesaid courts on the basis of forum non-conveniens. Each Party further agrees that personal jurisdiction over it may be affected by service of process by certified mail, postage prepaid, addressed as provided in Section 5.8 of this Agreement, and when so made shall be as if served upon it personally within the State of Texas.

5.12 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 5.12 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL CONSIDERATION FOR THE OTHER PARTY EXECUTING THIS AGREEMENT.

5.13 Proprietary Information.

(a) The Company acknowledges that all Proprietary Information provided or created by the Agent in rendering Services shall be the sole and exclusive property of the Agent. Each Party agrees to honor the other Party’s copyrights, patents, and trademarks, and will not use the other Party’s Proprietary Information without the other Party’s prior written consent except in the course of rendering or receiving Services hereunder.

(b) The Company acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Agent or any of its employees, either individually or jointly with others, during the Term and relating in any way to the Services or the business or contemplated business, research or development of the Agent (regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and any other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Agent. The Company hereby irrevocably assigns to the Agent, for no additional consideration, the Company Group’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Agent’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Agent would have had in the absence of this Agreement.

5.14 Confidentiality. Except as specifically provided in this Agreement, the Parties agree that any and all information that is not otherwise publicly available (“Confidential Information”) communicated by one Party or its employees or representatives (the “Disclosing Party”) to the other Party or its employees or representatives (the “Receiving Party”), whether disclosed before or after the Effective Date, (a) shall be treated as confidential, proprietary, and trade secret information of Disclosing Party, (b) shall be held in strict confidence by the Receiving Party, (c) shall be used only for purposes of this Agreement by the Receiving Party, and (d) that no Confidential Information, including the provisions of this Agreement and the Proprietary Information, shall be disclosed by the Receiving Party, its affiliates, subsidiaries or contractors, and each of their respective directors, officers, employees, consultants, agents, or representatives (“Representatives”), without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Receiving Party. The Receiving Party shall limit access to the Disclosing Party’s Confidential Information to only those of its Representatives that are bound by obligations that are substantially similar to those contained in this Section 5.14. The Receiving Party shall safeguard Confidential Information with at least the same degree of care (which shall always be at least a reasonable amount of care) that it uses to safeguard its own confidential, proprietary, and trade secret information of a similar nature. This Section 5.14 shall not apply to information (i) which is in the public domain (other than through its unauthorized disclosure by Receiving Party or its Representatives), (ii) which the Receiving Party legitimately had in its possession prior to receiving it from the Disclosing Party, (iii) which the Receiving Party legitimately obtained from a Third Party who rightfully acquired such information, or (iv) which the Receiving Party independently developed without reference to the information received from the Disclosing Party. If the Receiving Party must disclose any Confidential Information pursuant to applicable Law or regulation or by operation of Law, the Receiving Party may disclose only such minimum Confidential Information as is legally required; provided that the Receiving Party shall provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure. In any event, the Receiving Party shall be fully liable for any breach of this Agreement by its Representatives and agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from any prohibited or unauthorized disclosure or use of the Disclosing Party’s Confidential Information. This Section 5.14 shall survive the termination of this Agreement for a period of one (1) year.

5.15 Further Assurances. The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

5.16 Advice of Counsel. The Parties have read this Agreement and have voluntarily executed this Agreement. In making this Agreement, the Parties have obtained the advice of legal counsel and agree that this Agreement is the product of arms-length negotiations. This Agreement was drafted by counsel for the Parties and there shall not be a presumption or construction against any Party; each Party hereby expressly waiving the doctrine of contra proferentem with respect to the interpretation and application of this Agreement.

5.17 Counterparts. This Agreement and any amendment, waivers, consents or supplements hereto or in connection herewith may be executed by one or more of the Parties on any number of separate counterparts, by facsimile or email, and all of said counterparts taken together shall be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“pdf”) signature page shall constitute an original for purposes hereof.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Management Services Agreement to be executed by a duly authorized officer, to be effective as of the Effective Date first written above.

AGENT:

ALTA MESA HOLDINGS, LP a Texas limited partnership

By: Alta Mesa Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	President and Chief Executive Officer

Address:	15021 Katy Freeway
Suite 400
Houston, TX 77094
Attn:
Phone:
Email:

Signature Page to Management Services Agreement

COMPANY:

KINGFISHER MIDSTREAM, LLC a Delaware limited liability company

By: SRII Opco, LP, its sole member
By: SRII Opco GP, LLC, its sole general partner

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle
Title:	President and Chief Executive Officer

Address:

Attn:
Phone:
Email:

Signature Page to Management Services Agreement

Annex I

Insurance

1. General Liability	$1,000,000/occurrence
$2,000,000 policy aggregate
$1,000,000 Employee benefits

2. Umbrella Liability	$74,000,000 occurrence/aggregate

3. Excess Liability	$51,000,000 occurrence/aggregate

4. Workers Compensation	Workers Comp: Statutory
Employers Liability: $1,000,000

5. Commercial Auto Liability	$1,000,000 combined single limit

6. Oil Spill Financial Responsibility	$35,000,000 per occurrence

7. Excess Care Custody & Control	$35,000,000 per occurrence

8. Commercial Property	Building/Contents Value